Exhibit G(8)

September 27, 2023

MassMutual Funds

1295 State Street

Springfield, MA 01111

Attention: Renee Hitchcock

Re:         Confidential Letter of Understanding - Third Party Information

To Whom It May Concern:

Reference is hereby made to:

(i)	the Amended, Restated and Consolidated Custodian Agreement, made as of January 1, 2008 (as such may be amended, restated, modified, or supplemented from time to time, the “Custody Agreement”) by and between State Street Bank and Trust Company (“State Street”) and each management investment company identified on Appendix A to the Custody Agreement, as updated from time to time, and each management investment company which becomes a party to the Custody Agreement in accordance with the terms thereof (in each case, a “Fund,” and collectively, the “Funds”), including, if applicable, each series of the Fund identified on Appendix A to the Custody Agreement and each series which becomes a party to the Custody Agreement in accordance with the terms thereof; and

(ii)	the Access and Non-Reliance Letter dated on or about September 27, 2023 (the “Access Letter”), by and between State Street, Ernst and Young LLP (“EY”), and the Clients (as defined in the Access Letter).

Capitalized terms used herein without definition shall have the meanings ascribed to them in the Custody Agreement.

As a reflection of the valued relationship between State Street and the Funds, the parties to this letter hereby agree as follows:

1.             Third Party Information. For the avoidance of doubt, State Street has no responsibility to review, confirm, or otherwise assume any duty with respect to the accuracy or completeness of any information provided to State Street or one of its affiliates by EY as contemplated in the Access Letter, and State Street shall be without liability for any loss or damage suffered by the Funds as a result of State Street’s utilization of such information. Furthermore and for the avoidance of doubt, State Street shall have no responsibility and shall be without liability for any loss or damage caused by the failure of EY to provide it with the information required.

2.             Indemnification. The Funds shall indemnify, hold harmless, and defend State Street from and against any loss, liability, claim, or expense suffered or incurred by State Street in connection with the Access Letter.

3.             Original Agreement. The Funds and State Street shall be entitled to all of the rights and protections set forth in the Custody Agreement and nothing herein shall serve to limit or modify in any way the rights and protections of the Funds or State Street as set forth in the Custody Agreement. Notwithstanding anything herein which may be to the contrary and for the avoidance of doubt, the parties hereto agree that all other terms and conditions of the Custody Agreement, including, without limitation, the standard of care, exculpatory provisions, and prohibition of special, consequential, punitive, or incidental damages set forth therein, shall remain in full force and effect.

4.             Confidentiality. Each of the parties hereto agree that the confidentiality provision set forth in Section 17 of the Custody Agreement shall be applicable to the terms and conditions set forth in this letter.

5.             Miscellaneous. This letter shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (excluding the law thereof which requires the application of or reference to the law of any other jurisdiction). This letter shall be binding upon the parties’ successors and assigns. This letter, along with the Custody Agreement, contains and constitutes the entire understanding and agreement by and between the parties hereto. This letter may not be modified in any manner other than by an instrument in writing signed by a duly authorized representative of each of the parties hereto. This letter may be signed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

Information Classification: Confidential

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Sincerely,

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:

Acknowledged and Accepted:

MassMutual Select Funds

MassMutual Premier Funds

MassMutual Advantage Funds

MML Series Investment Fund

MML Series Investment Fund II, severally and not jointly,

on behalf of the applicable management investment companies identified on Appendix A to the Custody Agreement

By:
Name:	Renee Hitchcock
Title:	CFO and Treasurer

Information Classification: Confidential

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